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                        HEALTHDYNE TECHNOLOGIES, INC.
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                (Name of Registrant as Specified In Its Charter)


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HEALTHDYNE TECHNOLOGIES WINS                               M. Wayne Boylston
LITIGATION WITH INVACARE;                             --------------------------
CONTINUES EXPLORING VALUE                             CONTACT
ENHANCING ALTERNATIVES; AND                                July 7, 1997
EXPECTS TO REPORT STRONG                              --------------------------
SECOND QUARTER RESULTS                                RELEASE DATE
                                                           (770) 499-1212
                                                      --------------------------
                                                      PHONE


FOR IMMEDIATE RELEASE

         Marietta, Georgia, July 7, 1997 - - Healthdyne Technologies, Inc. (Nasdaq: HDTC) said the Federal District Court in Atlanta upheld the continuing directors provision of its Shareholder Rights Plan and invalidated Invacare's proposed bylaw amendment designed to circumvent that provision. Under the continuing directors provision, only the current Board of Directors can redeem or amend the Rights Plan.

         The Court ruled that Invacare failed to show a substantial likelihood of succeeding on the merits of its claim that the continuing directors provision is invalid and concluded that Healthdyne has not breached its fiduciary duties as set forth by Georgia law. The Court also held that Invacare's proposed bylaw would infringe upon the Board's discretion under Georgia law to determine the terms of a Shareholder Rights Plan and therefore may not be submitted to shareholders for a vote at the Annual Meeting. Invacare has filed a notice of its intention to appeal the Court's decision and is seeking to appeal on an expedited basis.

         "We are extremely pleased by the Court's decision," said Parker H. Petit, Chairman of Healthdyne Technologies. "Now, Invacare, even if it wins the proxy contest, can't eliminate our Shareholder Rights Plan to facilitate its grossly inadequate tender offer. We believe Judge Cooper's ruling enhances the ability of our Board of Directors to continue to increase shareholder value."

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         Mr. Petit also said that the Company's  litigation  victory would have no effect on the continued exploration of possible alternatives for further increasing shareholder value as previously announced on June 23. "We are actively pursuing alternatives to the Invacare offer," Mr. Petit said. "While nothing is certain, we hope to announce a value enhancing transaction in the next several weeks."

         Healthdyne also said it plans to report strong operating results for the second quarter of 1997. "We believe our second quarter results will reflect the continuing revenue and profit momentum coming from our new higher profit-margin products," said Craig B. Reynolds, the Company's President and Chief Executive Officer. "We expect this momentum to continue as we introduce more new products later in 1997 and in 1998."

         Healthdyne Technologies designs, manufactures and markets technologically advanced medical devices for use in the home, as well as other specialized clinical settings. The Company's products include diagnostic and therapeutic devices for the evaluation and treatment of sleep disorders, non-invasive ventilators, oxygen concentrators and medication nebulizers for the treatment of respiratory disorders, monitors for infants at risk for SIDS, and products for asthma management.

         This press release contains forward-looking statements that involve risks and uncertainties, including developments in the healthcare industry, development and introduction of new products on a timely basis, favorable resolution of intellectual property matters, third-party reimbursement policies and practices and regulatory requirements affecting the approval and sale of medical devices, as well as other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including its Reports on Form 10-K, 8-K and 10-Q.